UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
  SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   September 24, 2004 (September 20, 2004)

TOYS “R” US, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11609	22-3260693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey		07470
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code		(973) 617-3500

________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 20, 2004, Toys “R” Us, Inc. (the “Company”) entered into letter agreements with Ms. Francesca Brockett, formerly the Executive Vice President, Strategic Planning of the Company, pursuant to which the Company and Ms. Brockett agreed to certain terms and conditions relating to the remainder of her employment with the Company.  Prior to Ms. Brockett’s planned separation date of February 1, 2005, she will assume the title of Executive Vice President - Chief Strategy and Corporate Structure Officer and will continue to serve as a member of the Company’s Executive Committee.  In her new role, Ms Brockett will continue to lead the company's strategic review working closely with management and the Board of Directors.  Pursuant to the agreements, Ms. Brockett’s base salary and annual incentive target increased by approximately 10%, and payment of her target bonus for the fiscal year 2004 is guaranteed.  Ms. Brockett will receive a special retention bonus of $300,000 if she remains actively employed by the Company through February 1, 2005 or if her employment is terminated by the Company prior to that date for any reason other than for cause.  If the parties mutually agree to extend Ms. Brockett’s employment beyond February 1, 2005, she will receive additional monthly retention payments of $60,000 per month for a maximum of three months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: September 24, 2004	By	/s/ Raymond L. Arthur
Raymond L. Arthur
Executive Vice President -
Chief Financial Officer